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EXHIBIT 23

Independent Auditor's Consent

The Board of Directors
TCF Financial Corporation:

        We consent to the use of our report dated February 23, 2004, with respect to the consolidated statements of financial condition of TCF Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota
March 19, 2004

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Independent Auditor's Consent